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                                                                       EXHIBIT 2




             BESTFOODS OWNS ARISCO, A LEADING BRAZILIAN FOOD COMPANY



   ENGLEWOOD CLIFFS, NJ, February 8, 2000 -- Bestfoods now owns 100% of Arisco Produtos Alimenticios S.A., a privately-held food company in Brazil. Through transactions completed today, Bestfoods paid $490 million for Arisco, which has debt of approximately $262 million.
      Bestfoods announced yesterday that final negotiations were in progress with Arisco and provided details about this latest addition to its worldwide business.

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ABOUT BESTFOODS: Bestfoods, formerly CPC International Inc., is among the largest U.S. food companies, with sales of $8.6 billion in 1999. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is one of the nation's most international food companies, with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's Web site on the Internet at: http://www.bestfoods.com.